AMENDMENT

To

EXCLUSIVE ADVERTISING AGREEMENT

This Amendment to Exclusive Advertising Agreement (this “Amendment”) is made and entered into this 13th day of June 2014 (the “effective Date”) by and between Macau Lotus Satellite TV Media Limited (hereinafter referred to as the “Lotus TV”), and CEM International Limited (hereinafter referred to as “CEM”), each a Party, collectively Parties.

WHEREAS, the Parties hereto entered into certain Exclusive Advertising Agreement (the “Advertising Agreement”) dated August 26, 2010, which is incorporated by reference and made a part hereof.  All capitalized terms therein, unless otherwise defined, shall have the same meaning; and

WHEREAS, the Parties desire to amend Section 3.1of the Advertising Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants, the Parties agree as follows:

1.

Section 3.1 of the Exclusive Advertising Agreement shall be amended to read as follows:

In consideration of Lotus TV’s grant of the exclusive advertising agency rights, CEM shall extend, interest free, a credit facility consisting of a series of loans (each a “Loan”) totaling a minimum of US$15,000,000 (fifteen million US dollars) over a period of ten (10) years.

2.

The remainder of the Exclusive Advertising Agreement shall remain the same and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment by their duly authorized respective officers, as of the Effective Date.

Macau Lotus Satellite TV Media Limited           CEM International Limited

By: Li Zisong

By: Dicky Cheung